Exhibit 15.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Tarena International, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-333-204494, No. 333-197226 and No. 333-228771) on Form S-8 of Tarena International, Inc. of our report dated April 24, 2020, with respect to the consolidated balance sheets of Tarena International, Inc. as of December 31, 2016, 2017 and 2018, and the related consolidated statements of comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the consolidated financial statements), which report appears in the December 31, 2018 annual report on Form 20-F of Tarena International, Inc.

/s/ Marcum Bernstein & Pinchuk LLP
Marcum Bernstein & Pinchuk LLP
Beijing, China
April 24, 2020